  Exhibit 99.1

AzurRx BioPharma Announces First Patients Dosed in Phase II OPTION Clinical Trial

Initial top line data of MS1819-SD in Cystic Fibrosis Patients expected in mid-2019.

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First patients dosed in open-label, cross-over Phase II OPTION study with MS1819-SD for exocrine pancreatic insufficiency in cystic fibrosis.

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Five clinical trial sites in the U.S. activated for OPTION study

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Additional European sites now expected with Ministry of Health approval

NEW YORK, February 20, 2019 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today provided a clinical development and strategic corporate update.

Clinical Development

The Company announced that it has dosed the first patients in the Company's Phase II OPTION study to investigate MS1819-SD in cystic fibrosis (CF) patients with exocrine pancreatic insufficiency (EPI).

The Phase II multi-center study is designed to investigate the safety, tolerability and efficacy of MS1819-SD in a head-to-head comparison against the current porcine enzyme replacement therapy standard of care.  Planned enrollment is expected to include approximately 30 CF patients, with the results expected in mid-2019.

Key highlights of OPTION include:

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Primary endpoint is a six-week non-inferiority, coefficient of fat absorption (CFA) assessment comparing MS1819-SD to the standard of care porcine pancreatic enzyme replacement therapy (PERT) in patients with exocrine pancreatic insufficiency due to cystic fibrosis;

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Cross-over study design leverages input from the U.S. Food and Drug Administration (FDA) and the CF community;

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Target enrollment of approximately 30 patients 18 years of age and older; and

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Top-line results expected mid-2019.

“The CF community has long recognized the unmet need for a non-porcine based pancreatic enzyme alternative to existing therapies for treating EPI in CF”, stated Michael W. Konstan, M.D., Vice Dean for Translational Research and Professor of Pediatrics and of Population & Quantitative Health Sciences at Case Western Reserve University School of Medicine.

Dr. Konstan, the overall PI for the study, further added “I am thrilled to hear that the OPTION trial is enrolling subjects, and look forward to seeing the results of the study later this year.”

Dr. James Pennington, Chief Medical Officer of AzurRx, added, “We would like to thank the patients and our clinical collaborators and their staffs for their enthusiasm, energy and willingness to work with us in insuring that the OPTION study is successfully completed. This is truly a team effort and we’re greatly appreciative of everyone’s dedication and support.”

As recently announced, in a Phase II trial in the chronic pancreatitis setting, MS1819-SD showed a favorable safety profile with good tolerability. Additionally, a statistically significant (p=0.002) improvement in the coefficient of fat absorption of 21.8% was observed in the highest studied dose (per protocol).

Thijs Spoor, Chief Executive Officer of AzurRx, added, “Having the first patients dosed in our OPTION study of MS1819-SD in patients with CF represents a significant milestone for AzurRx and demonstrates that we are on track to complete our Phase 2 study by mid-2019 as previously announced.”

OPTION Study now enrolling patients at 5 sites in the U.S., Expands to Europe

Patients for the OPTION study are currently being enrolled at five clinical trial centers in the U.S., with up to six additional U.S. sites initiating in the near future.

The Company has received approval from the Polish Ministry of Health to expand enrollment to include European patients, with the first European clinical trial sites being allowed to enroll shortly.

The Company also announced that it has raised $2 million from the sale of a convertible note to its largest shareholder, convertible at $2.50 per share. “These additional funds allow the company to continue to execute its operational plan,” added Mr. Spoor.

About OPTION

The OPTION trial is a Phase II, open-label, multicenter, 2x2 crossover study assessing the safety and efficacy of MS1819-SD versus porcine PERT given at the same dose that was being administered during the pre-study period.  Approximately 30 evaluable patients will complete both crossover periods.  The primary efficacy endpoint will be a comparison of CFAs after each of the two crossover periods.

Additional information about the ongoing OPTION MS1819-SD can be found at https://clinicaltrials.gov/ct2/show/NCT03746483?term=ms1819&rank=2

About MS1819-SD

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

About Exocrine Pancreatic Insufficiency:

EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. This deficiency can be responsible for greasy diarrhea, fecal urge and weight loss.

There are approximately 90,000 patients in the U.S. with EPI caused by chronic pancreatitis according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by cystic fibrosis according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase 2 study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 617-535-7743
www.lifesciadvisors.com
hans@lifesciadvisors.com

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